PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(2)
(To Prospectus Dated July 1, 2006)	Registration No. 333-135339
FNB FINANCIAL SERVICES, LP
$350,000,000
SUBORDINATED TERM NOTES AND DAILY NOTES
F.N.B. CORPORATION
SUBORDINATED TERM NOTES AND DAILY NOTES
Pursuant to the prospectus, FNB Financial Services, LP is offering up to Three Hundred Fifty Million Dollars ($350,000,000) aggregate principal amount of its nonnegotiable subordinated term, daily and special daily notes (the “New Notes”), which are fully and unconditionally guaranteed by F.N.B. Corporation, (the “Company”). The Company is no longer offering Outstanding Notes, and reserves the right to redeem Outstanding Notes which are not exchanged for corresponding New Notes. Holders of Outstanding Daily Notes will no longer be permitted to add to the outstanding principal balance of such Notes. Any Outstanding Notes that are not exchanged will remain outstanding, and may be renewed or redeemed in accordance with their terms.
The following annual interest rates are applicable to both New Notes and
Outstanding Notes effective NOVEMBER 14, 2007.

	ANNUAL
	INTEREST
	RATE	A.P.Y.
Subordinated Daily Notes	4.00%	4.06%

Subordinated Special Daily Notes	4.75%	4.84%
MINIMUM BALANCE $25,000.00

Subordinated Term Notes
3 Month	4.70%	4.78%
6 Month	4.80%	4.89%
9 Month SPECIAL	4.90%	4.99%
12 Month	5.00%	5.09%
15 Month SPECIAL	5.10%	5.20%
18 Month	5.15%	5.25%
21 Month	N/A	N/A
24 Month SPECIAL	5.35%	5.46%
27 Month	5.20%	5.30%
30 Month	5.25%	5.35%
36 Month SPECIAL	5.50%	5.61%
48 Month	5.35%	5.46%
60 Month	5.35%	5.46%
84 Month	5.35%	5.46%
120 Month	5.35%	5.46%
This Prospectus Supplement is dated NOVEMBER 14, 2007.

November 14, 2007
Securities and Exchange Commission
100 F Street NE
Washington, D.C. 20549
RE:	Filing of Prospectus Supplement Pursuant to Rule 424; Registration No. 333-135339
Gentlemen:
Pursuant to the provisions of Rule 424 (b) 2 of the Rules and Regulations under the Securities Act of 1933, as amended, we enclose for filing the following copy of the Prospectus Supplement dated November 14, 2007, with respect to the above Registration Statement.
In accordance with Rule 424 (c), only the Prospectus Supplement is being filed because it will be attached to a form of Prospectus that previously has been filed. The Prospectus Supplement includes a cross reference on the cover thereof to the date of the related Prospectus.
Very truly yours,
F. N. B. Corporation
/s/Brian F. Lilly
Brian F. Lilly
Chief Financial Officer